梁學濂會計師事務所

PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Market Data Consultants, Inc. on Form SB-2 of our report dated March 15, 2006, with respect to the Balance Sheet of Market Data Consultants, Inc. as of February 28, 2006 and the related Statement of Operations, Stockholder's (Deficit) and Cash Flows for the period from December 15, 2005 (date of incorporation) to February 28, 2006.

PKF
Certified Public Accountants
Hong Kong

October 3, 2006

Tel (852) 2806 3822 | Fax (852) 2806 3712
E-mail info@pkf-hk.com | Website www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所